UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2023

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41535	88-3099146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Patriot Drive, Suite A Middletown, Delaware	19709
(Address of principal executive offices)	(Zip Code)

(302) 274-8744

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZYME	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On March 17, 2023, Zymeworks BC Inc. (“Zymeworks BC”), a subsidiary of Zymeworks Inc. (the “Company”), and Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”), entered into a Termination and License Agreement (the “Termination and License Agreement”) relating to the Collaboration and Cross License Agreement between Zymeworks BC and Daiichi Sankyo, dated September 26, 2016, as amended on September 25, 2018, July 2, 2021, and June 6, 2022 (collectively, the “Collaboration Agreement”).

Zymeworks BC and Daiichi Sankyo entered into the Collaboration Agreement to research, develop and commercialize one bispecific antibody generated through the use of Zymeworks BC’s Azymetric and EFECT platforms. Under the terms of the Collaboration Agreement, Zymeworks BC granted Daiichi Sankyo a worldwide, royalty-bearing antibody sequence pair-specific exclusive license to research, develop and commercialize certain licensed products. Pursuant to the Collaboration Agreement, Zymeworks BC was eligible to receive up to $149.9 million in milestone and other payments. Through March 17, 2023, Zymeworks BC has received an upfront technology access fee payment of $2.0 million and research and commercial option related payments totaling $4.5 million. Zymeworks BC was also eligible to receive additional development milestone payments of up to $63.4 million, and commercial milestone payments of up to $80.0 million. In addition, Zymeworks BC was eligible to receive tiered royalties ranging from the low single digits up to 10% on product sales. Zymeworks BC also gained non-exclusive rights to develop and commercialize up to three products (revised to up to six products pursuant to the June 2022 amendment) using Daiichi Sankyo’s proprietary immune-oncology antibodies, with royalties in the low single digits to be paid to Daiichi Sankyo on sales of such products. Under the non-exclusive immune-oncology antibody license to Zymeworks BC, Zymeworks BC was solely responsible for all research, development and commercialization of the resulting products.

Pursuant to the Termination and License Agreement, the Collaboration Agreement is terminated and is no longer in effect, except that the termination does not relieve the parties from obligations under the Collaboration Agreement that have accrued prior to the termination or provisions of the Collaboration Agreement expressly indicated in the Collaboration Agreement or the Termination and License Agreement to survive the termination. Among the rights to survive the termination of the Collaboration Agreement are Zymeworks’ non-exclusive royalty-bearing rights to develop and commercialize products using Daiichi Sankyo’s proprietary immune-oncology antibodies.

Under the Termination and License Agreement, Zymeworks BC granted to Daiichi Sankyo a non-exclusive, worldwide, royalty-free right and license, with the right to sublicense, to certain Zymeworks BC intellectual property to perform additional research in accordance with the terms of the Termination and License Agreement during the term of the Termination and License Agreement, which is from February 28, 2023 (the “Effective Date”) until the earlier of (i) the day that Zymeworks BC receives written notice from Daiichi Sankyo confirming that Daiichi Sankyo has completed such additional research and (ii) eighteen months after the Effective Date. Daiichi Sankyo will also have the right to terminate the Termination and License Agreement early in its sole discretion upon advance written notice to Zymeworks BC.

The foregoing summary and description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Collaboration Agreement and related amendments, copies of which are filed as Exhibits 10.20, 10.21, 10.22 and 10.23 to the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 7, 2023, and are incorporated herein by reference. The foregoing summary and description of the Termination and License Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Termination and License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYMEWORKS INC.
(Registrant)

Date: March 17, 2023	By:	/s/ Neil Klompas
	Name:	Neil Klompas
	Title:	President and Chief Operating Officer

3